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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

      Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.

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
                                                       QUARTER ENDED         SIX MONTHS ENDED
                                                     FISCAL SEPTEMBER        FISCAL SEPTEMBER
                                                  --------------------      --------------------
                                                   2002         2001         2002         2001
                                                  -------      -------      -------      -------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED

EARNINGS

Net Income                                        $ 4,865      $ 3,693      $ 8,776      $ 7,546
                                                  =======      =======      =======      =======

SHARES

Weighted average number of common shares            8,724        8,413        8,619        8,394

Treasury Stock                                       (217)        (217)        (217)        (217)

Assuming conversion of Class C Convertible
     Preferred Stock                                  450          636          525          636

Dilutive effect of outstanding options                418          209          466          197
                                                  -------      -------      -------     --------

Total common and common equivalent shares           9,375        9,040        9,393        9,010
                                                  =======      =======      =======      =======
DILUTED EARNINGS PER SHARE                        $   .52      $   .41      $   .93      $   .84
                                                  =======      =======      =======      =======

BASIC

EARNINGS

Net Income                                        $ 4,865      $ 3,693      $ 8,776      $ 7,546
                                                  =======      =======      =======      =======
SHARES

Weighted average number of common shares            8,507        8,196        8,402        8,177
                                                  =======      =======      =======      =======

BASIC EARNINGS PER SHARE                          $   .57      $   .45      $  1.04      $   .92
                                                  =======      =======      =======      =======


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